UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2024

FIRST NORTHWEST BANCORP
(Exact Name of Registrant as Specified in Charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 West 8th Street, Port Angeles, Washington 98362
(Address of Principal Executive Offices) (Zip Code)

(360) 457-0461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	FNWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.            Entry into a Material Definitive Agreement.

On January 30, 2024, First Fed Bank (the “Bank”), a wholly-owned subsidiary of First Northwest Bancorp (the “Company”), entered into an agreement for the purchase and sale of real property (the “Sale Agreement”) with Mountainseed Real Estate Services, LLC, a Georgia limited liability company (“Mountainseed”), providing for the Bank’s sale to Mountainseed of up to six properties (the “Properties”) for an aggregate cash purchase price of $14.67 million, assuming all of the Properties are sold. All of the properties are currently operated as branches and located in Clallam County or Jefferson County, Washington.

Under the Sale Agreement, Mountainseed has the right to terminate the Sale Agreement prior to closing, entirely or with respective to any of the Properties. The Bank may terminate the Sale Agreement if Mountainseed determines to purchase three or less of the Properties.

The parties have agreed, concurrently with the closing of the sale of the Properties, to enter into triple net lease agreements (the “Lease Agreements”) pursuant to which the Bank will lease each of the Properties sold. Each Lease Agreement will have an initial term of ﬁfteen years with one 15-year renewal option. The Lease Agreements will provide for annual rent of approximately $1.35 million in the aggregate for all Properties.

The Company anticipates the transaction will close late in the first quarter or early in the second quarter of 2024. The closing is subject to Mountainseed performing satisfactory due diligence on the Properties and other customary closing conditions.

The sale-leaseback transaction is expected to result in a pre-tax gain of approximately $7.5 million, assuming all of the Properties are sold. Aggregate ﬁrst year rent expense under the Lease Agreements will be approximately $1.35 million pretax, assuming all of the Properties are sold, and will be partially oﬀset by the elimination of the depreciation expense on the buildings and the investment of the proceeds. The Company is evaluating a potential sale of a portion of its securities portfolio that is currently in a loss position that, if consummated, would oﬀset some or all of the gain generated by the sale of the Properties.

The foregoing description of the Sale Agreement and the form of the Lease Agreements is a summary and is qualiﬁed in its entirety by the Sale Agreement, which is ﬁled as Exhibits 10.1, to this report and incorporated by reference.

Caution About Forward-Looking Statements

Certain matters discussed in this Form 8-K may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include the expected timing of the closing sale-leaseback transaction, the number and the value of Properties that will be sold in the sale-leaseback transaction, the risk the sale leaseback transaction will not be consummated and expectations regarding the ﬁnancial impacts of the sale leaseback transaction. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are diﬃcult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to diﬀer materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, due diligence results, the expenses that reduce the pre-tax net gain recognized on the sale of the Properties, changes in management’s assumptions, and material changes in interest rates. Additional factors that could cause results to differ materially from those described above can be found in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and other documents subsequently filed by the Company with the Securities and Exchange Commission. The actual results anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Investors are cautioned not to rely too heavily on any such forward-looking statements. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.             Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Document

10.1	Agreement for the Purchase and Sale of Real Property by and between First Fed Bank and Mountainseed Real Estate Services, LLC*
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)
* Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

	By:	/s/ Matthew P. Deines
Name: Matthew P. Deines
Title: President and Chief Executive Officer

Date: January 31, 2024